                                                                   Exhibit 2.5








                             MANAGEMENT AGREEMENT

                                     Among

                      WILLAMETTE INDUSTRIES, INC. ("WI")
               JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY ("JH")
                     WILLAMETTE COLUMBIA TIMBER CO. ("WC")
                 HANCOCK NATURAL RESOURCE GROUP, INC. ("HNRG")


                              Dated May 15, 1996
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                             MANAGEMENT AGREEMENT


    This Agreement is made and entered into May 15, 1996 by and among WILLAMETTE INDUSTRIES, INC., an Oregon corporation ("WI"), JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ("JH"), WILLAMETTE COLUMBIA TIMBER CO., an Oregon corporation ("WC") and HANCOCK NATURAL RESOURCE GROUP, INC., a Delaware corporation ("HNRG").

    WHEREAS, on May 15, 1996, WI closed the acquisition from HANSON NATURAL RESOURCES COMPANY, CAVENHAM ENERGY RESOURCES, INC. and CAVENHAM FOREST INDUSTRIES, INC. (collectively "Hanson") of, among other assets, certain timberlands (acquired at closing by WC) located in Columbia, Washington, Clatsop and Tillamook Counties, Oregon, more particularly described on
Schedule 1.1 to the Purchase Agreement (hereinafter defined) ("Timberlands"), and

    WHEREAS, simultaneously JH and/or its permitted designee (all references herein to JH as the purchaser of any portion of the Timberlands shall include its permitted designee) purchased from Hanson, as WI's designee(s), a portion of the Timberlands, and

    WHEREAS, under Asset Sale, Purchase and Transfer Agreement Dated
April 23, 1996 ("Purchase Agreement") between WI and JH, JH has the right to purchase in the 18 months following May 15, 1996 (or such later date on which WI closes its said acquisition from Hanson ("Purchase Period") those parcels of the Timberlands not purchased at said May 15, 1996 closing into which the parties have divided the Timberlands for such potential future purchase purposes, including any parcel substituted pursuant to the terms of the Purchase Agreement ("Future Purchase Parcels"), and

    WHEREAS, HNRG as the Investment Manager for JH will be designated as the Manager hereunder, and

    WHEREAS, pending expiration of the Purchase Period, the parties have agreed that HNRG shall, using the management services of The Campbell Group, Inc. ("TCG"), manage that portion of the Timberlands during that portion of the Purchase Period that such are owned by WC, such management to be under the terms and conditions hereinafter stated, the balance of the Timberlands to be also managed by TCG during such time in accordance with the standards outlined in its existing management agreement with JH dated January 1, 1994, the objective being to have TCG provide for the Timberlands during the Purchase Period the services herein stated; provided that any exchange parcel identified in the Purchase Agreement that is hereafter substituted for the Wilson River Tract portion of the Timberlands shall, if not located in Oregon, Washington or California, not be subject to this Management Agreement.

    NOW, THEREFORE, the undersigned agree as follows:

    1. Appointment of Manager. Effective as of WC's acquisition of the Timberlands, WI hereby appoints and engages HNRG to act as manager (herein sometimes referred to as "Manager") of that portion of the Timberlands owned by WC (herein the "Managed Timberlands") and to provide the other services hereinafter described (collectively the "Services") during the Purchase Period, subject to the terms and conditions of this Agreement, provided that
(i) any Future Purchase Parcel acquired by JH during the Purchase Period shall, and (ii) should WI exercise its option under the Purchase Agreement to withdraw the Wilson River Tract from the status of a Future Purchase Parcel under the Agreement, upon such acquisition and/or withdrawal, as the case may be, the Purchase Parcel involved shall automatically be withdrawn from that portion of the Managed Timberlands subject to this Agreement; and reference herein to "Managed Timberlands" shall be interpreted accordingly.

    2. Compensation. Neither JH nor HNRG shall be entitled to any compensation for the performance of their obligations under this Agreement.

    3. Acceptance of Appointment; Use of TCG. HNRG hereby accepts the appointment as Manager and agrees to contract with TCG (for the fees specified on Exhibit A) to provide the Services in a prudent, efficient and orderly manner based on TCG's professional judgment and experience. WI agrees that TCG is experienced in the performance of the Services and fully qualified to render such Services; it being understood that Manager shall provide all of the Services directly or indirectly through contract with TCG. Manager's contract with TCG will include the indemnity provisions substantially the same as those contained in Exhibit B attached hereto. WI shall accept such indemnity in lieu of any direct claim against JH or HNRG for damage to the Managed Timberlands that WI may have against JH or HNRG based on the actions or omissions of HNRG in the performance of HNRG's obligations under this Agreement at all times that TCG is utilized by HNRG to perform all of the Services. Provided always that nothing in this Section 3 or in any other section of this Agreement shall exonerate JH or HNRG from any liability for damages resulting from their own negligent or intentional acts or omissions. Further, HNRG shall exercise the same degree of care regarding the monitoring of TCG's performance under its contract with TCG to provide the Services that HNRG normally exercises with regard to TCG's services in managing timberlands owned by JH in the Pacific Northwest.

    4. Harvest Plans. Attached hereto as Exhibit C are Harvest Plans on each of the Future Purchase Parcels ("Plans") agreed to by the parties to this Agreement. During the Purchase Period, Manager shall cause timber to be harvested from each of the Future Purchase Parcels in volumes at least up to, but not exceeding the minimums and maximums, respectively, specified on Exhibit C. The Purchase Period as to each Future Purchase Parcel shall, of course, expire as to each such parcel at the closing of the purchase thereof by JH or at such earlier time as JH's rights to purchase such parcel shall terminate. Using anticipated harvest and maintenance costs, together with anticipated market prices during the Purchase Period, the Plans have been designed to generate sufficient income from the Future Purchase Parcels to cover not only all harvest costs and operating expenses for such Parcels, but also to the extent warranted by market conditions, WI's financing costs (as agreed to by the parties) for such Parcels (such costs being defined in and based on the option prices for the Future Purchase Parcels set forth in the Purchase Agreement). In no event shall any harvest or operating plan under this Agreement provide for the export to any location outside the United States of America of logs harvested from any Future Purchase Parcel during the time such Parcel is owned by WI or WC.

    5. Payment of Net Cash Income. All Net Cash Income (as defined on Exhibit D attached) in excess of agreed upon minimum net working capital reserves allocated as to each Future Purchase Parcel shall be paid over to WC by Manager within Forty-five (45) days from the end of each calendar quarter ending during the Purchase Period and, if JH shall not have purchased such Future Purchase Parcel, within 45 days from the end of the Purchase Period (should the Purchase Period end on a day other than the last day of a calendar quarter) covering the final segment of the Purchase Period. For the purposes of this Agreement, net cash income shall be computed without any deduction for costs of reforestation or capital improvements. The Purchase Period for the purposes of this Agreement shall be deemed to end on the earliest to occur of the following:

          (1) The date that JH notifies WI that JH elects to terminate the Purchase Period prior to its full scheduled term and to waive any unexercised option on the unpurchased Future Purchase Parcel(s).

          (2) The date agreed to by JH and WI in writing as the termination date of the Purchase Period.

          (3) The date of the closing of the sale by WI to JH of the last of the Future Purchase Parcels, JH having previously purchased (or is purchasing simultaneously) the other four (three should WI have withdrawn the Wilson River Tract from the Future Purchase Parcels and substituted therefor an exchange parcel not located in Oregon, Washington or California) Future Purchase Parcels.

          (4) The date JH forfeits any further rights to exercise any unexercised purchase option(s) by reason of its failure to close in a timely fashion, a previously exercised option on a Future Purchase Parcel(s).

          (5) 5:00 p.m. PST on November 14, 1997 (or such later date as the Purchase Period shall expire by reason of a delay in the Hanson closing).

    6. Purchase Price Credit. At the closing of the purchase by JH of any Future Purchase Parcel, JH shall be entitled to a credit against the purchase price thereof of an amount equal to the net cash income from such parcel paid to WC that is attributable to the Purchase Period. Any such net cash income not actually paid to WC shall not be deemed a credit against the purchase price, but shall be payable to JH rather than to WC. As stated, JH may cause one or more of its permitted designees (as authorized under the Purchase Agreement) to be the actual buyer or one of the buyers of one or more Future Purchase Parcels. In such event, any credit against the price of the Future Purchase Parcel available under this Section shall be available allocably to such designee(s).

    7. Property Related Services. The Manager shall develop and implement, and periodically review and update, an operating plan (including the Plans discussed in Section 4 above) and operating budget for each Future Purchase Parcel. No such operating plan or operating budget shall be implemented in any aspect until such plan or budget has been approved in writing by WC. WC agrees that it will approve or disapprove any operating plan or budget and any proposed variation therefrom within ten (10) business days from the date WC receives such in writing. As used herein, "business days" shall mean all weekdays that WI's executive offices in Portland, Oregon are open for business. The Manager will endeavor to obtain all necessary permits and approvals to operate and manage each Future Purchase Parcel as commercial timberlands; shall endeavor to obtain relief or abatements from governmental and quasi-governmental bodies with jurisdiction over each Future Purchase Parcel as appropriate; shall negotiate and conclude agreements and arrangements to maintain each Future Purchase Parcel as commercial timberland, including without limitation agreements and arrangements with contractors, subcontractors, and forestry specialists and experts; and take such other action as may be reasonable under the circumstances including without limitation the contracting for the harvesting of timber or other products from the Future Purchase Parcels.

          All contracts, agreements or easements of any nature whatsoever entered into by Manager or by TCG in the performance of the Services shall contain a specific provision, unless WI or WC shall otherwise agree in writing, that such shall be terminable, by WI or WC, to the extent that such relates to Future Purchase Parcels then owned by WC or WI, without notice, and without penalty or premium, upon the expiration or termination of this Management Agreement.

          The parties recognize that TCG manages extensive timberlands for JH in Oregon, Washington and California, and that subject to the plans and the specific provisions and limitations of this Agreement, HNRG shall engage TCG to act as Manager's agent in managing the Managed Timberlands by performing the scope of management that TCG is currently providing for the other timberlands of JH in the aforesaid states. A specific enumeration of such management duties that TCG is now performing for Manager on other properties is set forth on Exhibit F attached.

          In the event of emergencies or natural disasters that threaten the value or well-being of the Managed Timberlands, Manager shall have the obligation to protect the Property and the right to expend up to a sum equal to the greater of (i) $25,000.00 or (ii) an amount that excess any applicable, budgeted line item by not more than 15%, in extra-budgetary funds for such purpose without prior approval of WC or WI, subject to all other provisions of this Agreement. Manager shall notify WC immediately of any such expenditure and the reason therefor. In the event of any such emergency or natural disaster which necessitates an expenditure of funds in excess of the monetary limitations set forth above, Manager shall obtain the approval of WC or WI before expending any such excess funds above the monetary limits set above, and Manager shall seek such approval in a timely manner.

          Provided always that none of the following items as to the Managed Timberlands shall be undertaken by Manager without the prior written consent of WC; which consent will not be unreasonably withheld:

          (1)   New road or bridge construction.

          (2) Repairs, improvements or maintenance of an existing road or bridge (which items shall be deemed items of operational expense and not as capital improvement items) with an anticipated cost in excess of $500,000.

          (3) Any other work that is normally classified in the timber industry as a capital improvement (rather than as an operational expense).

          (4) Any actions not within the scope of an operating plan approved by WI or WC.

Anticipating that JH will be purchasing the Future Purchase Parcels, neither WI nor WC shall, during the Purchase Period, have the right to unilaterally direct Manager to construct any capital improvements on any Future Purchase Parcel.

          At all times, WI and/or WC shall have the right, at the expense of WI or WC, to monitor the activities of TCG in managing the Managed Timberlands, including the inspection at all reasonable times of any records of TCG directly relevant thereto.

    8. Bank Account; Cash Flow. Cash flow from the Managed Timberlands will be collected, segregated for accounting purposes as to each Future Purchase Parcel, and held by the Manager in a bank account or accounts maintained in the Manager's name, but which shall be identified on the books and records of the Manager and the applicable bank as a customer account of the Manager held for the benefit of WC. Moneys in such account(s) shall be segregated from other moneys belonging to the Manager. The Manager shall pay all property related expenses out of such account(s) (including, without limitation, the fees due TCG and all property related taxes and assessments).

          The Manager shall maintain in such bank account a reasonable working capital reserve at all times. Manager shall advance any cash needed to fund the initial timber operations on the Future Purchase Parcels under this Agreement, to be repaid, without interest or other compensation for the use of such funds, from the initial income receipts (prior to any payments to WC) from the Future Purchase Parcel for which such initial cash was advanced. If, at any time, the amount of cash in the account, together with the cash flow expected to be received by the Manager from the Managed Timberlands, is insufficient to pay the operational expenses (but not including reforestation or capital improvement costs) of the Managed Timberlands (including the monthly management fees due TCG), the Manager shall provide additional working capital.

          Funds required to pay for reforestation costs and capital improvements shall be advanced by Manager, but shall not be paid from the income generated by harvest activity on the Future Purchase Parcels. Should JH purchase any Future Purchase Parcel on which such reforestation or capital improvements are located, JH shall receive no credit for the costs of such items against the purchase price due WC therefor, but should JH not so purchase, WC shall reimburse Manager for the costs of such reforestation or capital improvements paid by Manager (not to include any interest or other compensation for use of such funds), related to a Future Purchase Parcel, but only if such were included and even if included only to the extent authorized, in an operating plan or budget approved in writing by WC or WI, such reimbursement to be paid within Thirty (30) days of the date JH's option rights to so purchase have terminated or expired for any reason whatsoever.

    9. Unreimbursed Advances for Expenses. Should the Purchase Period as to a Future Purchase Parcel terminate or expire without JH or its permitted designee purchasing same, the Manager shall be promptly reimbursed by WC for all unreimbursed operational expenses incurred in connection with such unpurchased Parcel (but only if such expenses were within the scope of an operating plan or budget (or variance therefrom) approved in writing by WI or
WC), and paid from moneys advanced by Manager, including but not limited to: all fees charged by TCG (or its replacement); and fees payable to federal, state and other governmental units or agencies; costs of insurance and insurance brokers; audit and accounting fees of independent accountants; legal fees, closing costs and other expenses relating to the Services; all direct on-site expenses, such as property surveillance, site preparation, insect, animal and stocking control, fire suppression and other reasonable and customary or appropriate activities.

    10. The Campbell Group, Inc. Should TCG be unable for any reason to perform the Services required of HNRG hereunder, or should TCG's Services be terminated by HNRG for a material breach of its duties regarding the Managed Timberlands or of that portion of the Timberlands owned by JH, WC and JH shall promptly agree upon a replacement for TCG. In such event, reference herein to "TCG" shall mean such replacement for TCG, unless the content of this Agreement shall otherwise require. As under the terms of the Purchase Agreement, while WI or JH will be the initial purchaser from Hanson, TCG will be the ultimate purchaser from JH, WC or WI of a number of tangible personal property items required to operate the Timberlands, as well as the potential employer of several employees formerly employed by Hanson who are experienced and familiar with the operation of the Timberlands, HNRG shall cause TCG to agree prior to TCG's undertaking its duties with regard to the Managed Timberlands that, at such time, for whatever reason whatsoever, TCG is discharged or resigns from its status as the actual service provider, TCG shall sell and HNRG (or its new service provider) shall buy at the price paid therefor by TCG or the then current fair market value, whichever is less, all personal property items so purchased by TCG, excluding only those items whose use is limited to property not included in the Timberlands or which have been disposed of as being unnecessary to the performance of the Services.

    11. Reports and Audits. Within sixty (60) days following the end of each calendar quarter ending during the Purchase Period, and within 60 days following the end of the Purchase Period, the Manager shall provide WI with a quarterly report summarizing activity by Future Purchase Parcel during the applicable period, including harvest activity, a cash flow statement and a cash reconciliation showing the balances held in any bank account maintained pursuant to this Agreement. Within 60 days following the end of the calendar year and, if later, the end of the Purchase Period, Manager shall also provide WI with a modified balance sheet and modified income statement (but not including any depletion items, the calculation of which shall remain the responsibility of WI) covering the Managed Timberlands for the period(s) such were owned by WC for the respective periods. WI, at its own expense, upon not less than five business day's prior written notice to the Manager and TCG shall have the right to inspect and audit the Manager's and TCG's books and records (Manager shall cause TCG to allow such inspection and audit) relating solely to performance of the Services under this Agreement, including all costs, expenses and fees incurred or paid hereunder and directly related to the Managed Timberlands. Provided, that should such audit disclose that the cash income from the Managed Timberlands for a tax-reporting period of WI or WC has been understated by at least 5% or that the expenses for any such period have been overstated by at least 5%, Manager shall promptly reimburse WI or WC upon demand for the reasonable costs of such audit. In all events, Manager shall provide all available information regarding the Managed Timberlands as may reasonably be required to facilitate the timely filing by WC and WI of income tax returns and other legally required forms. Provided always that such information or other reports or financial data to be provided under this Section 11 need not include audited data or accrual basis statements complying with generally accepted accounting principles so long as such data is of the type Manager normally requires of TCG relative to other timberlands managed by TCG for Manager. Further, no information or reports shall be required of Manager that cannot be compiled from the records of Manager or of TCG. The audit and records inspection rights set forth in this
Section 11 shall survive termination of this Agreement.

    12. Vernonia Office and Storage Facilities Equipment and GIS Lease. Currently, the employees providing management services for the Managed Timberlands are officed in or operate from office and storage facilities located on one of the Future Purchase Parcels. During the term of this Management Agreement until such time as JH or its designee shall purchase the last Parcel available for purchase under the Purchase Agreement, WC and/or WI, whichever may be the owner of the Vernonia office and storage facilities, the equipment (including computer hardware and software) now located in such office and storage facilities and the holder of the lessee's interest in Sun Sparc Columbia GIS Lease #00123911-00001 ("Lease"), shall permit HNRG and its timber manager to utilize such facilities, equipment and items covered by the Lease to the extent such are now located in the Vernonia office and were used in the operation of Timberlands (which includes any real property covered by the Purchase Agreement owned in fee by Hancock or a designee thereof) by Hanson, in consideration of the rental set forth herein, for performance of the services called for in this Agreement. The monthly rental charge for such utilization shall be $650.00, plus $1,641.93 to cover the monthly rental obligation under the Lease (prorated for partial months), said $650 being payable at the end of the month or partial month to which the charge is attributable. Manager shall make the Rental payments due under the Lease directly to the lessor thereunder, at the times provided for therein, during the term of this Agreement. In addition, HNRG shall maintain such facilities, equipment and leased items in good condition and repair, normal wear and tear and structural repairs excepted, as well as maintaining fire and extended coverage casualty insurance thereon to the extent of the full insurable value thereof; provided, that in all events, the leased items shall be insured and maintained as set forth in the Lease. Any other obligations required of the lessee under the Lease shall be assumed by Manager for the term of this Agreement to the extent such relates to the Managed Timberlands. The total cost of such monthly rental, repairs, insurance and any other obligations set forth in this Section 12 or under the Lease shall be deemed an operating expense and shall be allocated 14% to each Future Purchase Parcel (17%, should the Wilson River parcel be withdrawn by WI and for which a substitute parcel is not provided that is subject to this Agreement, from the effective date of such withdrawal) still owned by WC or WI at the end of each month, with the balance treated as an operating expense of that portion of the Timberlands owned by JH or a designee thereof as of the allocation date. At such time as JH or its designee purchases the last of the Future Purchase Parcels, title to all such facilities, equipment and the lessee's interest in the Lease (to the extent assignable and to the extent such applies to the Timberlands then owned by Hancock or a designee thereof) shall be conveyed to JH or its designee.

    13. Guarantee by WI. WI hereby guarantees the performance by WC of all of WC's obligations under this Agreement.

    14. Emergency Control. Anything to the contrary in this Agreement notwithstanding, upon the threatened or actual occurrence of a fire or similar emergency involving actual or threatened material damage to any part of the Managed Timberlands, WI and/or WC shall have the option to temporarily terminate all rights of Manager hereunder to physically manage all or a designated portion of the Managed Timberlands and to assume complete physical management and control thereof during an "Assumption Period" (directly and/or using the services of a third party or parties) for the duration (to be determined in WC's or WI's reasonable discretion) of such actual or threatened emergency situation. Any such assumption of physical management and control shall be effective upon receipt by JH and TCG of an appropriate notification ("Assumption Notice") specifying the basis for such and the portion, if less than all, of the Managed Timberlands involved. Such a control assumption shall terminate only upon receipt by JH and TCG of written notice of such termination at least two business days prior to the termination date. All duties and responsibilities of Manager under this Agreement as to physical control of the portion of the Managed Timberlands subject to an Assumption Notice shall be suspended for the period of such assumption. However, Manager shall cause TCG, to all feasible extent, to assist WI or WC, both personnel-wise and equipment-wise during the Assumption Period. All actions of WI and WC during such Assumption Period shall conform to industry standards for Northwest Oregon commercial timberlands taking into account the nature of the special situation causing the Assumption Notice to be given. Reasonable expenditures by WC or WI in connection with the effected property during the Assumption Period shall be repayable from the timber sales off of the Future Purchase Parcel in question, but need not be advanced by Manager.

    15. Fire Suppression Standards. Manager shall cause TCG to prepare and submit to WC, as soon as reasonably practicable, a proposed outline of the fire suppression standards for the Managed Timberlands. Upon approval thereof (in the form so submitted or as modified) by WC, Manager shall instruct TCG to comply with such standards with regard to the Managed Timberlands.

    16. Default. In the event Manager fails to carry out its obligations under this Agreement in any material respect and if such failure is not cured within 30 days after written notice of such default, WC may, at its option, terminate this Agreement without prejudice to any claim it may have for damages suffered by it as a result of Manager's default. Provided that if the failure by Manager is not reasonably curable in 30 days, WC shall not have such termination option if Manager shall commence to cure such default within said 30-day cure period and shall diligently pursue such correction until completed.

    17. Title. WI and WC agree that at all times a Purchase Parcel is subject to rights to purchase by JH (or other permitted purchaser) under the Purchase Agreement, fee title thereto shall be vested in WC or WI.

    18. Arbitration. Any question, controversy or claim arising under or relating to this Agreement, including without limitation any failure to agree upon a replacement for TCG (see Section 10 hereof) or the failure to agree upon an operating plan or operating budget (see Section 7 hereof), shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of the State of Oregon relating to arbitration, as said rules and laws are in effect on the date of this Agreement. The arbitration shall be conducted in Portland, Oregon, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by WC and HNRG, or if they are unable to agree upon an arbitrator within ten (10) days after written demand by either party for arbitration, then, at the written request of either party, the arbitrator shall be appointed by the American Arbitration Association, or failing such appointment, by the Circuit Court of the State of Oregon, Multnomah County, for proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the State of Oregon including the conflicts of laws provisions thereof.

    19. No Recordation. Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

    20. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

    21. Tables of Contents and Headings. The table of contents and section headings of this Agreement and titles given to Exhibits to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

    22. Term and Termination. Unless the term of this Agreement is extended or sooner terminated by written agreement of the parties hereto, this Agreement shall continue in full force and effect until the termination of the Purchase Period.

    23. Notices. Any notice or other communication required or permitted hereunder shall be in writing and may be delivered personally or by commercial overnight carrier, telecopied, telegraphed, telexed, or mailed (postage prepaid via the US postal service) to the applicable party at the following address (or at such other address as the party may designate in writing from time to time); however, any such notice or communication shall be deemed to be delivered only when actually received by the party to whom it is addressed:

    JH and HNRG:  Hancock Natural Resource Group, Inc.,
                        200 Clarendon Street
                        P.O. Box 111
                        Boston, MA 02117
                        Attention:  Daniel P. Christensen
                        Fax:  (617) 572-4090

      Copy to:          The Campbell Group, Inc.
                        One S.W. Columbia
                        Suite 1720
                        Portland, OR 97258
                        Attention:  Stanley G. Renecker or John Gilleland
                        Fax:  (503) 275-9667

            WI:         Willamette Industries, Inc.
                        2730 Pacific Blvd. S.E.
                        P.O. Box 907
                        Albany, Oregon 97231
                        Attention:  Duane McDougall, Vice President
                                    Building Materials Group
                        Fax:  (541) 967-7183

            WC:         Willamette Columbia Timber Co.
                        2730 Pacific Blvd. S.E.
                        P.O. Box 907
                        Albany, Oregon 97231
                        Attention:  Duane McDougall, Vice President
                        Fax:  (541) 967-7183

      24. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties hereto. No delay on the part of any party in exercising any right or power hereunder shall operate as a waiver of any such right or power, and no single waiver (or partial exercise) of any right or power shall preclude any other exercise thereof or of any other right or power.

      25. Assignments; Binding Effect. Neither this Agreement, nor any right or obligations hereunder, may be assigned (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided WI may assign this Agreement and its rights and obligations hereunder to a wholly-owned subsidiary if, at the time of such assignment, WI shall irrevocably and unconditionally guaranty payment and performance of such wholly-owned subsidiary's obligations under this Agreement pursuant to a guaranty agreement reasonably acceptable in form and substance to Manager. This Agreement and all rights and obligations of the respective parties shall be binding upon and enure to the benefit of the permitted successors and assigns of each party.

      26. Governing Law. This Agreement shall be administered, construed and enforced according to the laws of the State of Oregon (without regard to any conflict of laws provision).

      27. Entire Agreement; Severability. This Agreement embodies the entire understanding of the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof, but not including the Purchase Agreement. Should one or more of the provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

      28. Attorneys Fees. Should any litigation be commenced between any party to this Agreement for specific performance, injunction, declaratory relief, damages, or any other remedy provided by law, the prevailing party, in addition to such other relief as may be granted in such action, shall be entitled to recover from the losing party a reasonable sum as and for its costs and attorneys' fees incurred both at and in preparation for arbitration, trial and any appeal or review, such sums to be set by the arbitrator(s) or court(s) before which the matter is heard. This provision shall include costs and attorneys' fees incurred in Bankruptcy Court, including those pertaining to issues unique to bankruptcy.

      29.   Exhibits.  The following Exhibits are attached to this Agreement:

            Exhibit A.  Property Management Fees.  The Campbell Group, Inc.

            Exhibit B.  Indemnity provisions.

            Exhibit C.  Harvest Plans.

            Exhibit D.  Definition of Net Cash Income.

            Exhibit E.  Specific Enumeration of TCG's Management Duties For
                        Manager or Manager's Existing Northwest Properties.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.


WILLAMETTE INDUSTRIES, INC., an Oregon corporation


By: /s/ J. A. Parsons
Name:   J. A. Parsons
Title:  Executive Vice President, CFO

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WILLAMETTE COLUMBIA TIMBER CO., an Oregon corporation


By: /s/ J. A. Parsons
Name:   J. A. Parsons
Title:  Vice President


JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
BY:  HANCOCK NATURAL RESOURCE GROUP, INC. Its Investment Manager


By: /s/ Wm. R. Gordan
Name:   Wm. R. Gordan
Title:  President and CEO

                       Exhibits to Management Agreement

Exhibit A         Property Management Fees.  The Campbell Group, Inc.

Exhibit B         Indemnity Provisions

Exhibit C         Harvest Plans

Exhibit D         Definition of Net Cash Income

Exhibit E         Specific Enumeration of TCG's Management Duties for Manager
                  or Manager's Existing Northwest Properties